As Filed with the Securities and Exchange Commission on April 29, 1996

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
1934.

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6((e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

 Alta Gold Co.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1)  Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)  Proposed maximum aggregate value of transaction:

5)  Total fee paid:

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

2)  Form, Schedule or Registration Statement No.:

3)  Filing Party:

4)  Date Filed:



                              ALTA GOLD CO.
                            ---------------
               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             June 14, 1996

To the Stockholders of Alta Gold Co.:

  NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of
Stockholders of Alta Gold Co., a Nevada corporation (the
"Company"), will be held on June 14, 1996 at 10:00 a.m., local time, at the St. Tropez Hotel located at 455 East Harmon Avenue, Las
Vegas, Nevada 89109 (the "Annual Meeting" or "Meeting"), for the following purposes:

  1. To elect two (2) directors to serve for three year terms, or until their respective successors shall be duly elected or appointed.

  2. To approve an amendment to the Company's Articles of Incorporation increasing the Company's authorized shares of Common Stock from 40,000,000 to 60,000,000.

  3. To transact such other business as may properly come before the Meeting, or any adjournment or postponement thereof.

  The Board of Directors has established April 30, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting, or any adjournment or postponement thereof.

  Stockholders are cordially invited to attend the Annual Meeting. Regardless of whether you expect to attend the Annual Meeting in person, we urge you to read the attached Proxy Statement and sign, date and mail the accompanying proxy card in the enclosed postage-prepaid envelope. It is important that your shares be represented at the Annual Meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each card should be completed and returned to assure that all of your shares are voted.

  A copy of the Company's 1995 Annual Report is enclosed herewith. Please take time to read this report.

                                    BY ORDER OF THE BOARD OF DIRECTORS
                                    Margo R. Bergeson
                                    Secretary

Henderson, Nevada
April 30, 1996







                            ALTA GOLD CO.

                    601 WHITNEY RANCH DRIVE, SUITE 10
                       HENDERSON, NEVADA 89014
                     -------------------------

                          PROXY STATEMENT
                                FOR
                    ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD JUNE 14, 1996
                     ------------------------


                         GENERAL INFORMATION


  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Alta Gold Co. (the
"Company")  of proxies, in the enclosed form, for use at the 1996
Annual Meeting of Stockholders of the Company (the "Annual Meeting" or "Meeting") to be held on Friday, June 14, 1996, at 10:00 a.m., local time, at the St. Tropez Hotel, 455 East Harmon Avenue, Las Vegas, Nevada 89109. The purposes of the Meeting are set forth in the accompanying
Notice of Annual Meeting of Stockholders.

  The approximate date upon which this Proxy Statement, the enclosed proxy and the attached Notice of Annual Meeting of Stockholders are first being sent to stockholders is April 30, 1996. The Annual Report of the Company to its stockholders, which includes audited financial statements for the Company's fiscal year which ended December 31, 1995, is being mailed to stockholders of the Company simultaneously with this Proxy Statement. The Annual Report is not and should not be regarded as material for the solicitation of proxies or as a communication by means of which solicitation is made with respect to the Meeting.

  Proxies in the enclosed form will be effective if properly executed, returned to the Company prior to the Meeting, and not revoked. The common shares represented by each effective proxy will be voted at the Meeting in accordance with the instructions on the proxy. If no instructions are indicated on a proxy, all common shares represented by such proxy will be voted FOR each matter specified in the accompanying Notice of Annual Meeting of Stockholders and, as to any other matters of business which properly come before the Meeting, will be voted by the named proxies as directed by the present Board of Directors.

  A stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person (attendance at the Meeting will not, however, constitute revocation of a proxy without further action by the stockholder). Any written notice revoking a proxy should be sent to the principal executive offices of the Company, addressed as follows:
Alta Gold Co., 601 Whitney Ranch Drive, Suite 10, Henderson,
Nevada 89014, Attention:  Margo R. Bergeson, Secretary.

  Only stockholders of record at the close of business on April 30, 1996, are entitled to notice of, and to vote at, the Meeting. At the record date, 28,503,613 of the Company's common shares, par value $0.001 per share, were issued and outstanding. Each of the Company's common shares is entitled to one vote upon each matter presented to stockholders at the Meeting. No cumulative voting is authorized in connection with the election of directors.


  The two nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld will be counted for purposes of determining the presence of a quorum for the transaction of business, but will have no legal effect. If a stockholder abstains from voting certain shares, such shares will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, will not be considered as votes cast with respect to a particular matter.

  The Company intends to treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which the broker or nominee indicates on a proxy that it does not have discretionary authority to vote) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter, broker non-votes will not be considered as votes cast with respect to a particular matter.

  The entire cost of soliciting proxies for use at the Meeting will be borne by the Company. Following the initial solicitation of proxies by mail beginning on or about April 30, 1996, certain officers, directors and employees of the Company may solicit proxies by correspondence, telephone, telegraph, telecopy, other electronic means or in person, without extra compensation. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy soliciting material to their principals. In addition, Morrow & Co., Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies. Such solicitation may be made by mail, telecommunication or in person. The estimated aggregate cost of the services of Morrow & Co., Inc. for soliciting proxies for the Company is $4,000.


                             PROPOSAL ONE
                        ELECTION OF DIRECTORS

NOMINEES AND INFORMATION

  At the Annual Meeting, two directors to serve as Class II directors are to be elected. The Company's Articles of Incorporation provide for the classification of the Company's Board of Directors. The powers and responsibilities of each class of directors are identical. At each annual meeting of stockholders, successors elected to the director class then standing for election shall be elected for a three-year term expiring at the third annual meeting of stockholders following their election. All directors shall serve until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Proxies cannot be voted for a greater number of persons than the number of nominees named.

  The persons named as proxy holders in the enclosed proxy cards (Margo R. Bergeson and John A. Bielun) have advised the Company that, unless a contrary direction is indicated on the proxy card, they intend to vote for the nominees named below. They have also advised that in the event the nominees shall not be available for election, they will vote for the election of such substitute nominees as the Board of Directors may propose. The Board of Directors has no reason to believe that the nominees will be unavailable to serve on the Board.

          The name of the nominees and certain information about him is set forth below:

                                                                Year First
                                                                  Elected
     Name                  Age         Principal Occupation    As a Director
     -------              -----        -------------------     --------------
     John A. Keily         59          Mining Consultant           1992

     Toshiaki Tanaka       72          Retired Business Executive  1987

       JOHN A. KEILY was appointed a director of the Company on March 6, 1992. Mr. Keily has more than 30 years experience managing mining and processing facilities throughout North and
South America.  Mr. Keily served as Vice President of Operations for
the Company from May 1990 to December 31, 1990.   Mr. Keily has
served as the Chief Operations Officer of Bond International Gold and previously was the President of Gulf Minerals Canada and Vice President of Pittsburgh & Midway Coal Company.

  TOSHIAKI TANAKA has served as a director of the Company since June 1987. Mr. Tanaka is a retired business executive and is the owner and founder of Boulevard Saimin Restaurant, Honolulu, Hawaii, which was established in 1957.


             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
            THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE
                      NOMINEES SET FORTH ABOVE.


                           PROPOSAL TWO
              APPROVAL TO AMEND THE COMPANY'S ARTICLES OF
                INCORPORATION TO INCREASE THE NUMBER OF
                     AUTHORIZED COMMON SHARES


  The Board of Directors of the Company has proposed an Amendment to the Company's Amended and Restated Articles of Incorporation which would increase the authorized Common Stock from 40,000,000 shares to 60,000,000 shares. The Board of Directors believes that this proposal is advisable and recommends that the Company's stockholders approve the proposed amendment. The proposed amendment does not affect any terms or rights of the outstanding Common Stock.

  As of April 30, 1996, there were 28,503,613 shares of the Company's Common Stock issued and outstanding and 3,115,000 shares reserved for issuance for the Company's 1994 Stock Option
Plan and other outstanding obligations. If approved, based on current shares and stock equivalents outstanding, the proposal will increase the shares available for issuance from 8,381,387 to 28,381,387.

  The Board of Directors believes it to be in the best interests of the Company to increase the authorized Common Stock of the Company. Additional authorized Common Stock will give the Company greater flexibility to raise additional capital if it becomes appropriate in the business judgment of the Board of Directors. Although the Company has no current plans to issue additional shares, the increased authorization of Common Stock could enhance the Company's ability to respond quickly if an investment opportunity should arise. Without an increase in authorized Common Stock, the Company may have to rely on debt, seek alternative financing means, or forego the investment opportunity altogether.

  The increase in authorized Common Stock may be disadvantageous to stockholders to the extent that an increase in the number of shares outstanding will dilute proportionate ownership represented by the ownership of stock. In addition, increasing the authorized
Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover effect". The Company's Bylaws provide for certain anti-takeover defenses, including a staggered
Board of Directors pursuant to which the Company's Board of Directors is divided into three classes with each consisting of approximately one-third of the total number of directors of the Company. Directors may be removed by the Stockholders with or without cause only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote for the election of directors.
In addition, certain "business combinations" (as that term is defined in the Company's Bylaws) require the affirmative vote of not less than seventy percent of the votes entitled to be cast by the holders of all of the then outstanding voting stock of the Company. Without limiting the generality of the foregoing, "business combinations" may include, without limitation, a merger or consolidation of the Company with certain beneficial owners of the Company's voting stock (an "Interested Stockholder") representing ten percent or more of the votes entitled to be cast with respect to approval of any business combination; certain sales, leases or exchanges with an Interested Stockholder having an aggregate fair market value of at least $10,000,000; and the adoption of certain plans or proposals for the liquidation or dissolution of the Company by or on behalf of an Interested Stockholder.

  The proposed amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock. Further authorization by the stockholders for the issuance of any such shares of Common Stock will not be solicited prior to such issuance.

  The Company hereby incorporates by reference the financial statements and other financial information contained in the Annual Report to Stockholders which accompanies this Proxy Statement.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
                 VOTE FOR THE APPROVAL OF THE AMENDMENT


                   DIRECTORS AND EXECUTIVE OFFICERS

  The following table lists the names, ages and positions held by all directors and executive officers of the Company as of April 30, 1996. The Board of Directors is separated into three classes, each of which is elected in sequential years for three-year terms. Directors serve until the next annual meeting of stockholders at which members of their class are elected and until their successors have been duly elected or appointed. Executive officers serve at the discretion of the Board of Directors. There are no family relationships among any directors or executive officers of the Company.


                                                                  Year First
                                                                  Elected or
    Name                         Age       Position(s)            Appointed
    ----                         ---       -----------            ----------
    Robert N. Pratt (1)          65        Chairman of the Board,   1992
                                           Chief Executive Officer,
                                           President

    Ralph N. Gilges (1)          58        Director                 1993

    Thomas A. Henrie (1)         73        Director                 1992

    Iwao Ino (3)                 68        Director                 1989

    John A. Keily (2)            59        Director                 1992

    Jack W. Kendrick (3)         52        Director                 1995

    Thomas D. Mueller (3)        56        Director                 1994

    Toshiaki Tanaka (2)          72        Director                 1987

    John A. Bielun               44        Senior Vice-President    1992
                                             and Chief Financial
                                             Officer

    James S. Goff                64        Vice-President of        1992
                                             Engineering and
                                             Construction

    Brian K. Jones               44        Vice-President of        1995
                                             Exploration

    Margo R. Bergeson            42        Secretary                1994

  (1) Serves in Class I of the Board, which class shall be eligible for nomination and election at the 1998 Annual Meeting of Stockholders.

  (2) Serves in Class II of the Board, which class shall be eligible for nomination and election at the 1996 Annual Meeting of Stockholders.

  (3) Serves in Class III of the Board, which class shall be eligible for nomination and election at the 1997 Annual
      Meeting of Stockholders.


BUSINESS BIOGRAPHIES

  ROBERT N. PRATT has served as Chairman of the Board, President and Chief Executive Officer of the Company since January
1, 1992, and as a director of the Company since July 1987.  Mr.
Pratt was previously employed as President and Chief Operating
Officer of Bonneville Pacific Corporation from 1987 to 1990.
In December 1991, twelve months following Mr. Pratt's resignation, Bonneville Pacific Corporation filed a voluntary petition in bankruptcy. The Bonneville Pacific Corporation bankruptcy is still pending. Mr. Pratt was also President of White River Shale Oil Corporation from 1981 to 1985. Previously Mr. Pratt was employed by Kennecott Copper Corporation, where he served as Senior Vice-President for Marketing and Refining from 1979 to 1981, as General Manager of Utah Copper Division from 1976 to 1979, and as President of Kennecott Sales Corporation from 1972 to 1976.
Mr. Pratt is a former Director of the Salt Lake City Branch of the Federal Reserve Bank of San Francisco.

  RALPH N. GILGES was elected as a director of the Company on June 7, 1993. Mr. Gilges has had over thirty years of experience in mining and manufacturing. From 1982 to 1991, he was employed by Golden Cat Corporation where he held various positions including Vice Chairman and Executive Vice President of Operations/Administration. Prior to that, Mr. Gilges worked five years for Bunker Hill Company, eventually as Vice President-Metallurgy. His previous employment includes various positions with Kennecott Copper Corporation and Roan Consolidated Mines, Ltd.
Mr. Gilges served on the Advisory Board of the College of Mines and Earth Resources-University of Idaho. Since April 1992, Mr. Gilges has been President and owner of Airdale Pet Services, Inc. and Pet Management of Indiana, Inc.

  DR. THOMAS A. HENRIE was elected as a director of the Company on May 8, 1992. Dr. Henrie is a former Chief Scientist,
Acting Director, Deputy Director and Associate Director of Mineral and Material Research and Development at the United States
Bureau of Mines. Dr. Henrie has authored numerous technical reports and holds fifteen patents in the field of extractive metallurgy. He has served as Chairman of the Extractive Metallurgy Division of the American Institute of Mining Engineers (AIME), Vice President of the AIME and the President of the Metallurgical Society. Dr. Henrie is presently a principal of The Henrie Group, Salt Lake City, Utah, a firm which provides metallurgical consulting services.

  IWAO INO was elected as a director of the Company effective upon the merger of Pacific Silver into the Company in 1989. Mr. Ino previously served as a director of Pacific Silver from October 1986 to the time of merger. Mr. Ino has been employed as a principal of Makaloa Consultants, Inc., Honolulu, Hawaii, since 1985. He was previously employed as an Agency Manager for Equitable Life Assurance Society.

  JACK W. KENDRICK was appointed as a director of the Company on September 15, 1995. Mr. Kendrick has nearly thirty years experience in mining, chemical manufacturing, forest products and environmental remediation. From 1977 to 1982, he was employed by The Bunker Hill Company where he held the positions of President and Vice President - Finance. Prior to that, Mr. Kendrick worked three years for Lithium Corporation of America as Vice President - Finance. His previous employment includes seven years with The Anaconda Company in various positions of increasing responsibility. Mr. Kendrick has served on numerous professional and civic boards including the Idaho Mining Association and the Associated Taxpayers of Idaho. Since 1982, Mr. Kendrick has been President of Bunker Limited Partnership, Kellogg, Idaho.

  THOMAS D. MUELLER was elected as a director of the Company on June 3, 1994. Mr. Mueller has served as President of Crown Technology Corporation since 1974 and as President of both Klemm Products Co. and Central Compounding Company, each located in Lake Bluff, Illinois, since 1984. He holds a Doctor of Jurisprudence degree from the Loyola University of Chicago College of Law.

  JOHN A. BIELUN was appointed Vice President of Finance and Administration in October 1992 and promoted to Senior Vice-President and Chief Financial Officer in June 1995. From May 1989 to October 1992, he was employed by Allegheny & Western Energy Corporation as both Vice President of Finance and as the President of a wholly-owned gas marketing subsidiary. From November 1987 to April 1989, Mr. Bielun was the Director of Finance and Administration for Burger Boat Company, Inc. Previous employment includes positions with Sun Company, White River Shale Oil Corporation (a Sun Company joint venture) and the Penn Central Corporation. Mr. Bielun is a Certified Public Accountant.

  JAMES S. GOFF was appointed Vice President of Engineering and Construction in April 1992. Mr. Goff was previously employed by Bonneville Pacific Corporation as Vice President of Engineering and Construction for six years. Prior to that, Mr. Goff was Construction Manager for White River Shale Oil Corporation and Manager of Construction-USA for Eaton Corporation. From 1974 to 1979, Mr. Goff worked for Davy McKee, Inc., as the General
Manager in charge of the engineering and construction of Kennecott Copper Corporation's Utah smelter project.

  BRIAN K. JONES was appointed Vice President of Exploration in February 1995. Mr. Jones has been employed by the Company since 1992, initially as a consulting geologist and, starting in 1993, as Chief Geologist. Mr. Jones has over 20 years of experience in mineral exploration in North and South America. Since 1988, Mr.
Jones has worked as an independent consultant in the mining industry for clients including Hecla Mining Company, Kennecott
Copper Corporation and BHP - International. Previous employment includes positions with Bear Creek Mining Company and Exxon
Minerals Company.

  MARGO R. BERGESON joined the Company on September 1,
1993 as Director - Investor/Public Relations, Director - Human Resources and Assistant Corporate Secretary. Ms. Bergeson was ate Secretary on September 9, 1994. From April
1989 to March 1993 she was employed by Bonneville Pacific Corporation in Investor Relations and later as Manager of Public Relations, Manager Human Resources and Corporate Secretary of its wholly-owned subsidiary Recomp, Inc. Ms. Bergeson's background also includes service with White River Shale Oil Corporation, IBM, and several years as an independent business owner.

  For the business biographies of Mr. Keily and Mr. Tanaka, see
ELECTION OF DIRECTORS - Nominees and Information.

REPORTS UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

  Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities
Dealers Automated Quotations System ("NASDAQ") and to furnish the Company with copies.

  Based on its review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that during 1995 all filing requirements under
Section 16(a) were complied with, except that one report apiece, covering options to purchase Common Stock of the Company pursuant to the terms of their employment agreements, were filed late by Messrs. Pratt, Bielun and Goff.

                BOARD OF DIRECTOR MEETINGS AND COMMITTEES

  In 1995, there were four meetings of the Board of Directors.
All of the directors attended at least 75% of the meetings they were eligible to attend.

  The Board of Directors has a standing Audit Committee,
Compensation Committee and Nominating Committee.  The Audit
Committee and the Compensation Committee met twice during 1995.
The Nominating Committee met once during 1995.

  The responsibilities of the Audit Committee include: (1) the recommendation of the selection and retention of the Company's independent public accountants; (2) the review of the independence of such accountants; (3) the review of the Company's internal control system; (4) the review of the Company's annual financial report to stockholders; and (5) the review of applicable interested party transactions. The Audit Committee is comprised of Messrs. Jack
W. Kendrick, Chairman, Ralph N. Gilges and John A. Keily. No member of the Audit Committee is an officer of the Company.

  The Compensation Committee makes recommendations to the Board concerning specific and general matters of management compensation. Its task is to review management compensation policies and practices, determine incentive compensation awards and officer salary adjustments. The Compensation Committee is comprised of Mr. Thomas D. Mueller, Chairman, Dr. Thomas A.
Henrie and Mr. Iwao Ino.  No member of the Compensation
Committee is an officer of the Company.

  The Nominating Committee makes recommendations to the Board concerning the recruitment, selection and retention of directors. All nominees must be approved by a majority of the Board. Messrs. Robert N. Pratt and John A. Keily serve as members of the Nominating Committee. The Nominating Committee also considers nominees recommended to it in writing by stockholders and sent to the Secretary of the Company.

                            STOCK OWNERSHIP

  The Company knows of no beneficial owner of five percent or more of the Company's common stock nor does it know of any arrangement which may at a subsequent date result in a change of control of the Company.

  The following table sets forth the number of shares of the Company's common stock beneficially owned as of March 31, 1996, by each director and by all directors and executive officers, as a group, as reported by each such person.

                              Amount and Nature of    Percent of
    Name of Beneficial Owner  Beneficial Ownership(1)   Class
    ------------------------  --------------------    ----------
    Robert N. Pratt             673,358 (2)              2.39%
    Ralph N. Gilges              35,233 (3)                 *
    Thomas A. Henrie             34,167                     *
    Iwao Ino                    119,579                     *
    John A. Keily                43,333                     *
    Jack W. Kendrick             13,333                     *
    Thomas D. Mueller           144,100 (4)                 *
    Toshiaki Tanaka             457,852 (5)              1.61%

    All directors and officers
    as a group (12 persons)   1,700,455 (2)(3)(4)(5)(6)  5.83%

          * Represents less than 1% of the Company's common stock outstanding.

    (1) Except as otherwise noted below, to the knowledge of the Company, each beneficial owner named above has sole voting power and sole investment power.

    (2) Includes 574,000 shares that are unissued but with respect to which Mr. Pratt has the right to acquire beneficial ownership through the exercise of stock options within 60 days of the date of this Proxy Statement. Excludes 1,300 shares of common stock held by one of Mr. Pratt's children, as to which Mr. Pratt disclaims any beneficial interest.

    (3)  Includes 6,300 shares held by a corporate retirement fund.

    (4) Excludes 30,500 shares owned by Mr. Mueller's spouse, 41,700 shares held in custodianship by Mr. Mueller's spouse for Mr. Mueller's children and 15,834 shares owned by Mr. Mueller's children, as to all of which Mr. Mueller disclaims any beneficial interest.

    (5) Includes 231,605 shares of common stock held in trust for Mr. Tanaka's spouse, as to which Mr. Tanaka has a beneficial interest.

    (6) Includes 140,500 shares that are unissued but with respect to which officers who are not also directors have the right to acquire beneficial ownership through the exercise of stock options within 60 days of the date of this Proxy Statement.

                   COMPENSATION OF EXECUTIVE OFFICERS


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth information with respect to all compensation paid by the Company in 1995, 1994 and 1993 to the Company's Chief Executive Officer and other executive officers whose total remuneration exceeded $100,000 for the year ended December 31, 1995.

                        SUMMARY COMPENSATION TABLE


                                              Long-Term
                                             Compensation
                                                Awards
                                              Securities
                             Annual           Underlying      All Other
Name and Principal Position   Year    Salary  Options(#)(1) Compensation
- ---------------------------   ----    ------  ------------  -------------
Robert N. Pratt               1995   $211,603   431,000      $10,280   (2)
  Chief Executive Officer     1994   $196,157   148,000      $42,051   (3)
                              1993   $180,070         0      $ 8,991   (2)

John A. Bielun                1995   $135,883   170,000      $ 6,584   (4)
  Chief Financial Officer     1994   $125,624    92,000      $ 9,769   (5)
                              1993   $115,045         0      $36,577   (6)

James S. Goff                 1995   $101,405   118,000      $ 5,070   (7)
    Vice-President of         1994   $ 95,030    55,000      $ 4,752   (7)
    Engineering and           1993   $ 95,030         0      $ 2,178   (7)
    Construction


(1) Represents Stock Options which were issued under the terms of employment agreements and in accordance with the Company's 1994 Stock Option Plan. See Option/SAR Grants in the Last Fiscal Year on page 10 for more detail as to the Stock Options issued in 1995.

(2) Represents matching contributions made by the Company on behalf of Mr. Pratt to the Company s 401K Retirement Plan.

(3) Represents relocation costs incurred by Mr. Pratt and paid for by the Company plus matching contributions made by the Company on behalf of Mr. Pratt to the Company's 401K Retirement Plan.

(4) Represents matching contributions made by the Company on behalf of Mr. Bielun to the Company's 401K Retirement Plan.

(5) Represents relocation costs incurred by Mr. Bielun and paid for by the Company plus matching contributions made by the Company on behalf of Mr. Bielun to the Company's 401K
    Retirement Plan.

(6) Represents relocation costs incurred by Mr. Bielun and paid for by the Company.

(7) Represents matching contributions made by the Company on behalf of Mr. Goff to the Company's 401K Retirement Plan.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                               Potential
                                                             Realizable Value
           Number of  % of Total                            at Assumed Annual
            Shares     Options/            Market             Rates of Stock
          Underlying    SAR's              Price           Price Appreciation
        Options/SAR's Granted    Exercise on Date          for Option Term (6)
          Granted   to Employees  Price  of Grant Expiration ---------------
Name           #    in Fiscal Yr  ($/Sh)  ($/Sh)     Date     5% ($)   10% ($)
- ------     --------  ----------   ------- -------- ---------- ------   -------
                                                                      <c)
Robert     375,000 (1)  39.72%    $ .75   $1.16    06/09/05 $ 427,320 $795,750
N. Pratt    56,000 (2)   5.93%    $1.72   $1.72    12/08/05 $  60,575 $142,154

John       120,000 (3)  12.71%    $ .75   $1.16    06/09/05 $ 136,742 $254,640
A. Bielun   50,000 (4)   5.29%    $1.72   $1.72    12/08/05 $  54,085 $126,924

James       90,000 (5)   9.53%    $ .75   $1.16    06/09/05 $ 102,557 $190,980
S. Goff     28,000 (4)   2.96%    $1.72   $1.72    12/08/05 $  30,288 $ 71,077


(1) The Stock Options, which were issued under the terms of Mr. Pratt's 1995 employment agreement, are exercisable ratably over a three year period beginning October 15, 1996.

(2) The Stock Options, which were issued in accordance with the Company's 1994 Stock Option Plan, are exercisable on December 8, 1997.

(3)   The Stock Options, which were issued under the terms of Mr.
      Bielun's 1995 employment agreement, are exercisable ratably over a three year period beginning October 18, 1996.

(4) The Stock Options, which were issued in accordance with the Company's 1994 Stock Option Plan, are exercisable ratably over a four year period beginning December 8, 1996.

(5) The Stock Options, which were issued under the terms of Mr. Goff's 1995 employment agreement, are exercisable ratably over a three year period beginning October 15, 1996.

(6) These amounts are the pre-tax gains which could be realized in 2005 if an executive exercised all of his 1995 options in 2005 and the price of Alta Gold stock appreciated by 5% and 10% assumed growth rates during this ten year period. The amounts are not intended to forecast the possible future appreciation, if any, of the price of Alta Gold stock. Any such price increase would also benefit all of the Company's stockholders.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table sets forth information as to the unexercised options to purchase the Company's common stock held by the officers named in the Summary Compensation Table and the value of the options at December 31, 1995. No options were exercised by the named Executive Officers during 1995.

                   OPTION VALUES AS OF DECEMBER 31, 1995

                                                  Value of Unexercised
                       Number of Unexercised    In-the-Money Options at
                        Options at Year-End           Year- End  (1)
                       ---------------------    ------------------------
Name                  Exercisable Unexercisable Exercisable Unexercisable
- -------------------   ----------- ------------- ----------- -------------
Robert N. Pratt         574,000   505,000       $896,875   $789,063

John A. Bielun           83,000   259,000       $129,688   $404,688

James S. Goff            27,500   145,500       $ 42,969   $227,344



(1) The closing price of the Company's common stock as obtained from the NASDAQ Stock Market Summary of Activity on December
    31, 1995, was $1-9/16 per share.


COMPENSATION OF DIRECTORS

    A director who is an employee of the Company receives no additional compensation for services as a director. Directors who are not employees of the Company receive 10,000 shares of common stock in the Company or 80% of their market value equivalent in cash annually, $750 for each Board meeting attended and $500 for each committee meeting attended. Each director is also reimbursed for all reasonable expenses incurred in attending such meetings. If a director serves for a period of less than an entire fiscal year, such director's annual compensation is prorated accordingly.


EMPLOYMENT CONTRACTS

    In June 1995, the Company entered into new employment agreements with Robert N. Pratt and John A. Bielun and an employment agreement with James S. Goff. The new employment agreements with Messrs. Pratt and Bielun essentially extended employment agreements which were entered into in 1991 and 1992, respectively, and which were scheduled to terminate. The general terms of each agreement are as follows:

    Robert N. Pratt
    ---------------
    Mr. Pratt is to receive a base annual salary of $220,500 subject to a minimum 7% increase on January 1, 1996, 1997 and 1998.
    As a signing bonus, Mr. Pratt was granted options to purchase 125,000 shares of the Company's stock on each of October 15, 1996, 1997 and 1998, for a total option of 375,000 shares, at a price of $.75 per share. Both these 375,000 options plus the 500,000 options granted to Mr. Pratt under the terms of his 1991 employment agreement are to be exercisable for a period of ten years from the date of grant.

    If, prior to October 15, 1998, Mr. Pratt is removed from the position of Chairman and Chief Executive Officer or is terminated other than by voluntary resignation or for cause (as defined in the agreement), he is to receive a lump sum payment of the remaining salary plus minimum increases due to him through October 15, 1998, plus any and all of his unexercisable stock options are to become immediately exercisable.

    Should Mr. Pratt become disabled (as defined in the agreement), he is to receive his full salary for the first nine months of disability, one-half salary for the next nine months and one-fourth salary for the next nine months; provided, however, that no such compensation shall be payable after October 15, 1998. If Mr.
    Pratt dies during the term of the agreement, his estate is to receive an amount equal to one year's salary.

    In the event of a change in control (as defined in the agreement), Mr. Pratt is to receive an amount equal to 2.9 times the average annual sum of his salary and bonuses prior to the date of the change in control, as reduced by the least amount, if any, required in order to avoid any loss of a tax deduction by the Company.

    John A. Bielun
    --------------
    Mr. Bielun is to receive a base annual salary of $132,000, subject to a minimum 7% increase on January 1, 1996, 1997 and 1998, plus a $350 per month car allowance. As a signing bonus, Mr. Bielun was granted options to purchase 40,000 shares of the Company's stock on each of October 18, 1996, 1997 and 1998, for a total option of 120,000 shares, at a price of $.75 per share. Both these 120,000 options plus the 80,000 options granted to Mr.
    Bielun under the terms of his 1992 employment agreement are to be exercisable for a period of ten years from the date of grant.

    If, prior to October 18, 1998, Mr. Bielun is removed from the position of Senior Vice-President and Chief Financial Officer or is terminated other than by voluntary resignation or for cause (as defined in the agreement), he is to receive a lump sum payment of the remaining salary plus minimum increases due to him through October 18, 1998, plus any and all of his unexercisable stock options are to become immediately exercisable.

    Should Mr. Bielun become disabled (as defined in the agreement), he is to receive his full salary for the first nine months of disability, one-half salary for the next nine months and one-fourth salary for the next nine months; provided, however, that no such compensation shall be payable after October 18, 1998. If Mr. Bielun dies during the term of the agreement, his estate is to receive an amount equal to one year's salary.

    In the event of a change in control (as defined in the agreement), Mr. Bielun is to receive an amount equal to 2.9 times the average annual sum of his salary and bonuses prior to the date of the change in control, as reduced by the least amount, if any, required in order to avoid any loss of a tax deduction by the Company.

    James S. Goff
    -------------------
    Mr. Goff is to receive a base annual salary of $101,650 subject to a minimum 7% increase on January 1, 1996, 1997 and 1998.
    As a signing bonus, Mr. Goff was granted options to purchase 30,000 shares of the Company's stock on each of October 15, 1996, 1997 and 1998, for a total option of 90,000 shares, at a price of $.75 per share. The stock options are exercisable for a period of ten years from the date of grant.

    If, prior to October 15, 1998, Mr. Goff is removed from the position of Vice-President of Engineering and Construction or is terminated other than by voluntary resignation or for cause (as defined in the agreement), he is to receive a lump sum payment of the remaining salary plus minimum increases due to him through October 15, 1998, plus any and all of his unexercisable stock options are to become immediately exercisable.

    Should Mr. Goff become disabled (as defined in the agreement), he is to receive his full salary for the first nine months of disability, one-half salary for the next nine months and one-fourth salary for the next nine months; provided, however, that no such compensation shall be payable after October 15, 1998. If Mr.
    Goff dies during the term of the agreement, his estate is to receive an amount equal to one year's salary.

    In the event of a change in control (as defined in the agreement), Mr. Goff is to receive an amount equal to 2.9 times the average annual sum of his salary and bonuses prior to the date of the change in control, as reduced by the least amount, if any, required in order to avoid any loss of a tax deduction by the Company.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and the Performance Graph on page 14 shall not be incorporated by reference into any such filings.


COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors (the
"Committee") is responsible for setting and administering the policies that govern the compensation of the executive officers of the Company. The Committee is comprised of three outside directors appointed annually by the Board of Directors.

    The primary objectives of the Company's executive compensation program are: to attract and retain key executives who are critical to the long-term success of the Company, to provide an economic framework that will motivate executives to achieve goals consistent with the Company's business strategy, to reward performance that benefits all stockholders, and to provide a compensation package that recognizes individual results and contributions to the overall success of the Company.

    The Company's policy objectives are that the Company pay base salaries that are competitive with those paid by comparable companies in the mining industry, and that the Company pay bonuses, if it can, when individual performance or other circumstances warrant special recognition.

    Periodically, the Committee evaluates each individual officer's performance, corporate performance and stock price appreciation in order to determine whether to authorize salary increases or the payment of bonuses to executive officers.

    In 1995: 1) revenues increased by 93%, from $10.7 million in 1994 to $20.6 million in 1995; 2) operating income increased by nearly 500%, from $.6 million in 1994 to $3.8 million in 1995; 3) net income increased by 110%, from $2.8 million in 1994 to $5.9 million in 1995; 4) liquidity improved by $2.1 million, from a working capital deficit of $2.4 million at the end of 1994 to a working capital deficit of $.3 million at the end of 1995; and 5) the market value of the Company's stock increased by 35%, from $1-5/32 per share as of the end of 1994 to $1-9/16 per share as of the end of 1995. As the result of these accomplishments, the Compensation Committee recommended to extend Mr. Pratt and Mr. Bielun's employment agreements for three additional years and to grant Mr. Goff an employment agreement for a similar time period. In addition to the stock options included as employment agreement signing bonuses, the Compensation Committee also recommended additional stock options for Messrs. Pratt, Bielun and Goff in the amounts of 56,000, 50,000 and 28,000 shares, respectively. The Compensation
Committee firmly believes that this combination of intermediate term employment contracts plus stock options has proven and will continue to prove the best means of retaining the Company's executives and motivating them to improve corporate performance and stock price appreciation.



Thomas D. Mueller, Chairman
Thomas A. Henrie
Iwao Ino

PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock to that of the NASDAQ Market Index and an index of a group of peer companies engaged in precious and base metal mining.



- -----------------------------------------FISCAL YEAR ENDING--------------
COMPANY                      1990    1991    1992    1993    1994    1995

ALTA GOLD CO                  100   40.00   26.67   60.00   61.67   83.33
PEER GROUP                    100   64.59   58.96   95.60   62.66   66.53
BROAD MARKET                  100  128.38  129.64  155.50  163.26  211.77



THE INDUSTRY PEER GROUP INDEX INCLUDES THE FOLLOWING COMPANIES:

   ALASKA APOLLO RESOURCES
   ATLAS CORPORATION
   CANYON RESOURCES CORPORATION
   CONSOLIDATED NEVADA GOLDFIELDS CORPORATION
   CROWN RESOURCES CORPORATION
   FMC GOLD COMPANY
   LA TEKO RESOURCES LIMITED
   ROYAL GOLD, INC
   SUNSHINE MINING AND REFINING COMPANY
   USMX, INC

THESE COMPANIES HAVE THE STANDARD INDUSTRIAL CODE 1041 -
METAL MINING GOLD ORES


THE BROAD MARKET INDEX IS THE NASDAQ MARKET INDEX

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Under the provisions of the Company's relocation policy, employees may receive bridge loans from the Company during the relocation process. These loans accrue interest at 6% per annum and must be re-paid upon the sale of the relocated employee's former residence. In accordance with this policy, Mr. Pratt received a bridge loan of $125,250 in 1993, which was re-paid in full plus accrued interest in March 1995, following the sale of Mr. Pratt's former residence in March 1995.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Arthur Andersen LLP, as the Company's independent public accountants for 1996 at the recommendation of the Audit Committee. Representatives of Arthur Andersen LLP will be present at the 1996 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                          STOCKHOLDER PROPOSALS

    To be considered for inclusion in the Proxy Statement and for consideration at the Annual Meeting, stockholder proposals must be submitted on a timely basis. Proposals for the 1997 Annual Meeting of Stockholders must be received by the Company no later than November 30, 1996. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.



                             OTHER MATTERS

    The Board of Directors is not aware of any other business which may come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote all proxies in accordance with their best judgment on such matters.

                                 BY ORDER OF THE BOARD OF DIRECTORS


                                 Margo R. Bergeson
                                 Secretary


April 30, 1996



THE COMPANY'S ANNUAL REPORT ON SECURITY AND EXCHANGE COMMISSION FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995, WILL BE FURNISHED WITHOUT CHARGE TO ANY BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THIS ANNUAL MEETING. TO OBTAIN A COPY
OF THE FORM 10-K, WRITTEN REQUEST MUST BE MADE TO THE COMPANY AND THE REQUESTING PERSON MUST REPRESENT IN WRITING THAT HE WAS A BENEFICIAL
OWNER OF THE COMPANY'S SECURITIES AS OF APRIL 30, 1996.

REQUESTS SHOULD BE ADDRESSED TO:

   Alta Gold Co.
   Attention:  Director - Investor Relations
   601 Whitney Ranch Drive, Suite 10
   Henderson, Nevada 89014

                         PROXY FOR ALTA GOLD CO.
                  1996 ANNUAL MEETING OF STOCKHOLDERS
                            JUNE 14, 1996


    The undersigned stockholder of Alta Gold Co. hereby appoints John A. Bielun and Margo R. Bergeson, and each of them, as proxies with full power of substitution, to represent the undersigned and to vote, as directed below, all of the common shares of Alta Gold Co., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alta Gold Co. to be held on June 14, 1996, and at any and all adjournments and postponements thereof.


1.  ELECTION OF DIRECTORS

    / / FOR all nominees listed below; except as marked to the contrary in accordance with the instruction below.

    / /  WITHHOLD AUTHORITY to vote for all nominees listed below.

             NOMINEES:  JOHN A. KEILY and TOSHIAKI TANAKA

        (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
         NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

2. To approve an amendment to the Company's Articles of Incorporation increasing the Company's authorized shares of Common Stock from 40,000,000 to 60,000,000.

    / /  FOR                 / /  AGAINST                 / / ABSTAIN

3. In their discretion, on such other matters as may properly come before the Meeting, including the election of any person to any position for which a bona fide nominee is named in the Proxy Statement and such person is unable to serve or for good cause will not serve.

                                   (Please date and sign on the reverse side.)



(Continued from other side.)

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTA GOLD CO. AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                              DATE ------------------------------
                                   ------------------------------
                                   ------------------------------
                                   (Signature of Stockholder)

                              Please sign exactly as your name appears herein. Where shares are held jointly in names of two or more persons ALL should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in full partnership name by authorized partner.


    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
     ENVELOPE.  NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.